UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013
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Digital River, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-24643	41-1901640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10380 Bren Road West, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

(952) 253-1234
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2013, the Board of Directors of Digital River, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Edmond I. Eger III as a director of the Board of Directors.  Mr. Eger will stand for election at the Company’s 2014 Annual Meeting of Stockholders.  The appointment of Mr. Eger increases the size of the Board to eight members.  Mr. Eger has been appointed to the Audit Committee and the Nominating and Corporate Governance Committee.  There are no arrangements or understandings between Mr. Eger and any other persons pursuant to which Mr. Eger was elected a director.  Mr. Eger is not related to any member of the Company’s management or any of the other directors.

Mr. Eger, age 52, served as a Senior Vice President of PayPal, Inc. from August 2009 to April 2013.  From May 1999 to August 2009, he served in various senior management positions with Citigroup, Inc., last serving as Chief Executive Officer for the international cards business.  Most recently, Mr. Eger has been an independent consultant.  Mr. Eger does not serve on any other public company boards.

In connection with Mr. Eger’s appointment as a non-employee director of the Board, he will receive the Company’s standard director compensation, including an annual cash retainer of $60,000 (pro-rated from the date of appointment) and a restricted stock grant award consistent with the director compensation program (pro-rated from the date of appointment).  He will also receive an annual cash retainer of $5,000 (pro-rated from the date of appointment) in connection with serving as a member of the Audit Committee.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated September 17, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Digital River, Inc.

Date:	September 17, 2013	By:	/s/ Stefan B. Schulz

Stefan B. Schulz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 17, 2013.